Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Farmer Bros. Co. / Wahba)

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 13, 2012 (the “Effective Date”), between FARMER BROS. CO., a Delaware corporation (the “Company”), and JEFFREY A. WAHBA (“Wahba”) who agree as follows:

RECITALS

WHEREAS, the Company and Wahba are parties to that certain Amended and Restated Employment Agreement entered into effective as of April 19, 2011, as amended (the “Existing Agreement”), whereby Wahba was employed as an Interim Co-Chief Executive Officer of the Company and the Treasurer and Chief Financial Officer of the Company.

WHEREAS, pending the hiring of a permanent Chief Executive Officer of the Company, the Company and Wahba desire to amend and restate the Existing Agreement on the terms and conditions set forth herein.

WHEREAS, this Agreement supersedes the Existing Agreement in its entirety except as set forth in Section 6D below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, Wahba and the Company do hereby agree as follows:

1. Employment. The Company hereby employs Wahba, and Wahba accepts employment from the Company, on the terms and conditions herein stated.

2. Term of Employment. The term of this Agreement will commence on the Effective Date and shall end when terminated under Section 8 below.

3. Duties.

A. On the Effective Date and until the employment commencement date of a permanent Chief Executive Officer of the Company (the “CEO Commencement Date”), Wahba shall continue to serve as an Interim Co-Chief Executive Officer of the Company, reporting to the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) and, subject to the oversight and control of the Committee and the Board, shall have responsibility for the Company’s legal, accounting, finance, human resources, corporate support functions, green coffee purchasing and operation of the Spice Products division along with such shared general powers, duties and responsibilities as are typically vested in a chief executive officer, including without limitation the shared responsibility for the development and implementation of the Company’s strategic plans and the shared responsibility for the overall management of the Company. Wahba agrees that this Agreement shall serve as written notice of resignation as Interim Co-Chief Executive Officer of the Company effective as of the CEO Commencement Date.

B. Wahba shall continue to serve as Treasurer and Chief Financial Officer of the Company, reporting to the Board of Directors. As such his general responsibilities shall continue to include oversight responsibility for all financial (including treasury functions), accounting, and compliance functions of the Company. Compliance responsibilities include oversight responsibility for compliance with the Company’s obligations under tax, securities and other applicable laws.

C. Wahba shall also continue to serve as the Company’s Chief Compliance Officer under the Company’s Code of Conduct and Ethics and in such capacity shall also report to the Board.

D. In addition to his general duties and responsibilities, Wahba shall also perform such other duties as are consistent with his position(s) and as are directed by the Committee or the Board. Wahba shall devote to the Company’s business substantially all of his working time. The foregoing notwithstanding, Wahba may continue to serve as a director of The Henry Wine Group and Lightworks Optics, Inc., so long as they are not publicly-held companies, and so long as such service does not, in the reasonable judgment of the Board, adversely affect the Company. Service as a director of other for-profit organizations shall require approval of the Board.

E. If Wahba is still employed by the Company on the CEO Commencement Date and not otherwise appointed as permanent Chief Executive Officer or as permanent Co-Chief Executive Officer, his title will revert to Treasurer and Chief Financial Officer, he will have such duties as are specified in subsection B, C and D above, and he will report to the permanent Chief Executive Officer.

4. Base Salary.

A. Wahba shall receive a base salary of $350,000 per annum through December 31, 2012, payable in accordance with the Company’s normal payroll practices.

B. On January 1, 2013, Wahba’s annual base salary shall revert to $305,000 unless otherwise set by mutual written agreement.

C. If Wahba is selected as the permanent Chief Executive Officer or as permanent Co-Chief Executive Officer, compensation will be set by mutual written agreement.

D. The annual base salary amount shall be reviewed each year by the Company and may be adjusted upward or downward by the Company from time to time but shall not be reduced below the amount applicable under Section 4A, 4B or 4C, as applicable.

5. Bonuses. Wahba shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan or any successor plan (“Plan”) each year so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate. Under the terms of the Plan, the Compensation Committee of the Board will, in its discretion, determine the Performance Criteria, as defined in the Plan, and all other variables by which Wahba’s bonus for such year under the Plan will be measured. The Target Award, as defined in the Plan, shall be an amount equal to fifty-five percent (55%) (the “Applicable Percentage”) of Wahba’s base annual salary; provided, however, if after fiscal 2012 Wahba’s base annual salary changes during a fiscal year, Wahba’s Target Award for that year shall be equal to the Applicable Percentage of twelve (12) times the average actual monthly base salary for such fiscal year. Wahba’s Target Award for fiscal 2012 shall be the Applicable Percentage of $350,000. Except as provided otherwise in this Section 5, Wahba’s participation in the Plan is subject to all Plan terms and conditions. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by the Performance Criteria and other Plan factors. Section 9C(iii) is not affected by this

Section 5. Bonuses awarded by the Compensation Committee under the Plan will be paid within ten (10) days after the Company files with the Securities and Exchange Commission its Form 10-K report for the fiscal year for which the bonus was awarded notwithstanding anything to the contrary in the Plan. Wahba acknowledges receipt of a copy of the Plan.

6. Grants of Non-Qualified Stock Options

A. Incentive Grant. In accordance with the provisions of the Farmer Bros. Co. 2007 Omnibus Plan (the “Omnibus Plan”), upon full execution of this Agreement or, if such day falls within a blackout period under the Company’s Insider Trading Policy (“Blackout Period”), on the first business day following the end of such Blackout Period, Wahba shall be granted fifty thousand (50,000) non-qualified stock options with a seven (7) year term at an exercise price equal to the closing price of the Company’s common stock on the grant date (the “Incentive Grant”).

B. Retention Grant. In accordance with the Omnibus Plan, upon full execution of this Agreement, or if such day falls within a Blackout Period, on the first business day following the end of such Blackout Period, Wahba shall be granted twenty thousand (20,000) shares of restricted stock in the Company (“Retention Grant”).

C. Public Information. Notwithstanding the foregoing, the Incentive Grant will be delayed during such period as there exists, in the opinion of the Company’s counsel, material information concerning the Company which has not been publicly disclosed.

D. Vesting. The Incentive Grant and Retention Grant will vest on the one year anniversary of the grant date, provided Wahba is then employed by the Company, subject to accelerated vesting in the case of death, “Permanent Incapacity,” termination of employment for other than “Cause,” or resignation for “Good Reason,” as such terms are defined below. In addition, the Incentive Grant and Retention Grant will be accelerated on December 31, 2012 if Wahba is then employed by the Company or if he has resigned without Good Reason effective December 31, 2012 upon at least ninety (90) days’ prior written notice to the Board.

E. Grant Agreements. The Incentive Grant will be evidence by a Grant Notice and Stock Option Agreement and the Retention Grant will be evidenced by a Grant Notice and Restricted Stock Agreement, both to be consistent with this Section 6 and in the Company’s usual form.

F. Prior Incentive and Retention Grants. Nothing herein affects the Incentive Grant and Retention Grant to Wahba under Sections 6A and 6B, respectively, of the Existing Agreement, which shall continue to be subject to the terms and conditions of the Existing Agreement.

7. Benefits

A. The Company will provide to Wahba all benefits and perquisites provided by the Company from time to time to its Senior Executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. Included benefits and perquisites presently consist of paid days off, group health insurance (PPO or HMO), participation in the Omnibus Plan, life insurance, business travel insurance, qualified retirement plan (subject to the pending pension freeze), 401(k) plan, employee stock ownership plan, cell phone, company credit card, and expense reimbursement, and may include use of an automobile or an automobile allowance in accordance with Company policy for Senior Executives. Not all of the foregoing benefits are 100% Company paid.

B. The Incentive Grant and Retention Grant are in lieu of any other grants under the Omnibus Plan in fiscal year 2012. Thereafter, Wahba shall be entitled to such future grants under the Omnibus Plan as are awarded to him by the Compensation Committee in its discretion.

C. The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all Senior Executives.

8. Termination

A. Wahba’s employment is terminable by the Company for good and sufficient cause (“Cause”), which shall consist only of: (i) a repeated refusal to follow reasonable directions from the Committee, the Board or the permanent Chief Executive Officer, as applicable, after a warning; (ii) a material breach of any of Wahba’s fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company; or (vi) commission of a material breach by Wahba of this Agreement which breach, if curable, is not cured within a reasonable time after written notice from the Committee, the Board or the permanent Chief Executive Officer, as applicable, describing the nature of the breach in reasonable detail.

B. Wahba’s employment shall terminate upon Wahba’s resignation, with or without “Good Reason,” as defined below, death or Permanent Incapacity. “Permanent Incapacity” shall be deemed to have occurred if Wahba has been unable to perform substantially all of his employment duties under Section 3 on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.

Good Reason shall exist only (i) on the Company’s material breach of this Agreement, (ii) on a material reduction in Wahba’s responsibilities, duties or authority, other than as contemplated by Section 3A, or (iii) on a relocation of Wahba’s principal place of employment more than fifty (50) miles from its present location; provided, however, that any such condition in subsections (i) through (iii) shall not constitute Good Reason unless both (x) Wahba provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Wahba’s employment with the Company shall not be treated as a resignation for Good Reason unless such resignation occurs not more than one (1) year following the initial existence of the condition claimed to constitute Good Reason.

C. Wahba’s employment shall terminate at the election of the Company at any time without Cause.

9. Payments upon Termination. The following amounts are payable upon termination of Wahba’s employment, as applicable:

A. In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and unused paid days off (subject to the Company’s paid days off policy).

B. If termination is due to Wahba’s death or Permanent Incapacity, the Company shall also pay to Wahba upon termination an additional lump sum severance amount equal to the Target Award under the Plan which is applicable to Wahba for the fiscal year in which termination is effective or, if termination takes place before a Target Award for the then current fiscal year has been assigned to Wahba, the Applicable Percentage of Wahba’s then annual base salary, in either case prorated for the partial fiscal year ending on the effective termination date.

C. If termination occurs (x) at the election of the Company without Cause, (y) by Wahba’s resignation for Good Reason, or (z) by Wahba’s resignation for other than Good Reason tendered during the period October 1, 2012 through December 31, 2012; provided such resignation under clause (z) is subject to a minimum of ninety (90) days’ prior written notice to the Board and Wahba’s reasonable cooperation in the transition of his duties during such notice period, Wahba will receive as severance:

(i) base salary continuation at the rate in effect on the date of termination notice for a period of one (1) year;

(ii) partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Wahba’s employment not terminated); and

(iii) an amount equal to one hundred percent (100%) of Wahba’s Target Award under the Plan for the fiscal year in which the termination is effective, computed by applying the Applicable Percentage to the aggregate base salary amount paid to Wahba for the fiscal year in which the termination became effective through the effective termination date.

Wahba is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 9C, and Wahba’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 9C. Subject to Section 9D and Section 14J(ii), the amount referred to in clause 9C(i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Wahba’s Separation from Service occurs, and the amount referred to in clause 9C(iii) above shall be paid in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which Wahba’s Separation from Service occurs. As used herein, a “Separation from Service” occurs when Wahba dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Salary continuation payments shall commence, and the additional severance amount shall be paid, only when the release required by Section 9D below has become effective. For the avoidance of doubt, Wahba shall not be entitled to any severance pursuant to this Section 9C if he resigns effective prior to January 1, 2013 without Good Reason or is terminated at any time for Cause.

D. As conditions to receiving the applicable payments under Section 9C above, Wahba must execute and deliver to the Company within twenty-one (21) days following the termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.

E. All benefits other than the entitlement to payments under Section 9C shall terminate automatically upon termination of Wahba’s employment except to the extent otherwise provided in the Company benefit plans or by law.

F. Except as provided in this Section 9 or by applicable Company benefit plans or laws, Wahba shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.

10. Resignation from Directorships and Officerships. Notwithstanding Wahba’s continued employment hereunder, the appointment of someone other than Wahba to the position of permanent sole Chief Executive Officer or Wahba’s ceasing to serve as co-Chief Executive Officer shall constitute Wahba’s resignation from the Board of Directors of the Company. In addition, the termination of Wahba’s employment for any reason shall constitute Wahba’s resignation (i) from the Board of Directors of the Company; (ii) from any director, officer, or employee position Wahba has with the Company or any of its subsidiaries; and (iii) from all fiduciary positions Wahba holds with respect to any employee benefit plans or trusts established by the Company. Wahba agrees that this Agreement shall serve as written notice of resignation in the foregoing circumstances.

11. Employee Handbook and Company Policies. So long as he is employed by the Company, Wahba shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Wahba from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

12. Confidential Information, Intellectual Property

A. Wahba acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act. Wahba covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Committee, the Board or the permanent Chief Executive Officer, as applicable.

B. Wahba further covenants that for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company or (ii) any employee of the Company to leave the Company.

C. The Company and Wahba agree that the covenants set forth in this Section 12 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration and reference provisions of Section 14F below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration or reference under Section 14F. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.

D. The Company shall own all rights in and to the results, proceeds and products of Wahba’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Wahba and which is related to Wahba’s employment.

13. Integration with Change in Control Severance Agreement. If Wahba becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement previously entered into between Wahba and the Company(the “Change in Control Severance Agreement”), the benefits provided by Section 4 of the Change in Control Severance Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 9C of this Agreement.

14. Miscellaneous

A. This Agreement, the Change in Control Severance Agreement and Indemnification Agreement previously entered into between Wahba and the Company, contain the entire agreement of the parties on the subject of Wahba’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

B. Wahba cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

C. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

D. Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

E. This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.

F. (i) All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq. The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to interpret this Section 14F and to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.

(ii) The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Los Angeles County Superior Court as a regular non-jury civil action except that a former California Superior Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury, pursuant to California Code of Civil Procedure §638 et seq. The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the Superior Court. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

G. Payments to Wahba are subject to payroll deductions and withholdings if and to the extent required by law. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Wahba for disability under governmental or Company paid disability insurance programs.

H. All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

I. If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated. Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

J. (i) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Wahba to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Wahba.

(ii) Notwithstanding any provision of this Agreement to the contrary, if Wahba is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Wahba’s Separation from Service, Wahba shall not be entitled to any payment or benefit pursuant to Section 9C until the earlier of (i) the date which is six (6) months after Wahba’s Separation from Service for any reason other than death, or (ii) the date of Wahba’s death. Any amounts otherwise payable to Wahba upon or in the six (6) month period following Wahba’s Separation from Service that are not so paid by reason of this Section 14J(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Wahba’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Wahba’s death). The provisions of this Section 14J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii) To the extent that any benefits pursuant to Section 9C(ii) or reimbursements pursuant to Section 7 are taxable to Wahba, any reimbursement payment due to Wahba pursuant to such provision shall be paid to Wahba on or before the last day of Wahba’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Wahba receives in one taxable year shall not affect the amount of such benefits or reimbursements that Wahba receives in any other taxable year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first above written.

Company:

Dated: February 13, 2012	FARMER BROS. CO.,
a Delaware corporation

	By:	/s/ PATRICK G. CRITESER
Patrick G. Criteser
Interim Co-Chief Executive Officer

Wahba:

Dated: February 13, 2012
/s/ JEFFREY A. WAHBA
Jeffrey A. Wahba

[Signature Page to Amended and Restated

Employment Agreement (Farmer Bros. Co. / Wahba)]

EXHIBIT A

FORM OF RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective             , 20    (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Second Amended and Restated Employment Agreement entered into effective as of February 13, 2012 (“Employment Agreement”) between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and paid days off, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 12A and 12B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, stockholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

Jeffrey A. Wahba

[Exhibit A to Amended and Restated

Employment Agreement (Farmer Bros. Co. / Wahba)]